SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 5, 2011

Millstream Ventures, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53167	87-0405708
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 South Alvey Drive, Mapleton, UT	84664
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(801) 489-9438

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .     Written communications pursuant to Rule 425 under the Securities Act

     .     Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     .     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     .     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement.

On May 5, 2011, we entered into a Stock Exchange Agreement date April 29, 2011, (the “Agreement”) with Green River Resources, Inc., a Utah corporation (“GRI”), and GreenRiver Resources Corp., an Alberta, Canada corporation and sole owner of GRI (“Seller”).  Under the terms of the Agreement we will issue 35,600,000 shares of our common stock to the Seller in exchange for all of the outstanding equity securities of GRI.  Closing of the Agreement is scheduled for May 20, 2011.

Closing of the Agreement is conditioned upon our receipt of audited financial statements of GRI for the years ended March 31, 2011 and 2010, and from inception through March 31, 2011.  Closing is further conditioned upon our ability to have a minimum of $1,500,000 in cash, net of all outstanding expenses and liabilities.  We have also agreed to cancel 17,608,203 outstanding shares of our common stock at closing.  We have further agreed post-closing to grant seven-year options to purchase 6,175,000 shares at $0.20 per share and issue two-year warrants to purchase 488,480 shares at the price of our next offering to affiliates of GRI and Seller.  Closing is also conditioned upon the ability of Seller to convert its outstanding notes into shares of Seller.  The Agreement also contains representations and warrants and conditions of closing typical to a transaction of this nature.

Upon closing Steven L. White, Denny Nestripke, and Daniel F. Carlson will resign as directors and officers of our company and four persons designated by Seller will be appointed as directors and officers of the company.  As a result of the acquisition and change of management control of our company will change to the Seller.

GRI is an exploration stage company engaged in the clean extraction of bitumen from oil sands prevalent in the Mountain West region of North America using GRI’s proprietary technology.  According to the Seller this technology produces no tailings or byproducts in extracting oil from oil sands using a water-free process.  In addition to the rights to utilize this technology, GRI holds an undivided interest in mining leases in Utah. The site is on private land, has three phase power, is located close to a rail head and is serviced by a county road

Item 9.01

Financial Statements and Exhibits.

Item No.	Description
99.1	Stock Exchange Agreement dated April 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Millstream Ventures, Inc.

Date:   May 5, 2011

By: /s/Steven L. White

       Steven L. White, President

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